                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              COMSAT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                   [LOGO OF COMSAT CORPORATION APPEARS HERE]

                                                                  July 15, 1997

Dear Shareholder:

  The 1997 Annual Meeting of Shareholders will be held at 9:30 a.m. on Friday, August 15, 1997, at the Performing Arts Center, Montgomery College, 51 Mannakee Street, Rockville, Maryland. The matters on the meeting agenda are described on the following pages.

  If you are a shareholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

  We wish to thank C.J. Silas, COMSAT's former Chairman of the Board, and Dolores D. Wharton, who resigned as Directors in 1997, and Arthur Hauspurg and Howard M. Love, who have decided not to stand for re-election at the 1997 Annual Meeting, for their many years of distinguished service to the Corporation as Directors.

  A map and directions by car and the Washington Metro to the Montgomery College Performing Arts Center, the location for the 1997 Annual Meeting, appear at the end of the proxy statement.

                                  Sincerely,


       /s/ Edwin I. Colodny                   /s/  Betty C. Alewine
         Edwin I. Colodny                        Betty C. Alewine
       Chairman of the Board               President and Chief Executive
                                                      Officer


              YOUR PROXY IS IMPORTANT . . . PLEASE VOTE PROMPTLY

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
COMSAT CORPORATION:

  The 1997 Annual Meeting of Shareholders of COMSAT Corporation will be held at the Performing Arts Center, Montgomery College, 51 Mannakee Street, Rockville, Maryland, on August 15, 1997, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

  1. election of 12 directors;

  2. action on a proposal to amend the Non-Employee Directors Stock Plan to
     (i) authorize the grant of share awards or phantom stock units in lieu of the annual cash retainer for Directors, and (ii) authorize the Chairman of the Board of Directors to elect to receive stock or stock options in lieu of all or a portion of his or her annual cash compensation;

  3. appointment of independent public accountants;

  4. action on a shareholder proposal to recommend that the Corporation affirm its political non-partisanship and require the reporting of certain practices; and

  5. action on such other matters as may properly come before the meeting or any reconvened session thereof.

  The Board of Directors has fixed the close of business on July 8, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

  YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU HOLD ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

  This notice is given pursuant to direction of the Board of Directors.

                                              /s/ Warren Y. Zeger
                                                  Warren Y. Zeger
                                              Vice President, General
                                               Counsel and Secretary

Bethesda, Maryland
July 15, 1997

                              COMSAT CORPORATION
                            6560 Rock Spring Drive
                           Bethesda, Maryland 20817
                           Telephone: (301) 214-3000

                                PROXY STATEMENT

  This Proxy Statement is provided by the Board of Directors of COMSAT Corporation (the Corporation or COMSAT) in connection with its solicitation of proxies for the 1997 Annual Meeting of Shareholders. The Proxy Statement is first being mailed on or about July 15, 1997.

  Shareholders of record of the Corporation's common stock, without par value (Common Stock), at the close of business on July 8, 1997 are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote. Shareholders may cumulate votes in the election of directors. The number of shares printed on the accompanying proxy card includes, when applicable, shares held in the Corporation's INVESTORS Plus Dividend Reinvestment and Share Purchase Plan, Savings and Profit-Sharing Plan, and Employee Stock Purchase Plan.

  If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the shareholder specifies. A shareholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

  Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the shareholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                           OWNERSHIP OF COMMON STOCK

  As of July 8, 1997, the record date, approximately 49,160,000 shares of Common Stock were outstanding, of which 20,824 were Series II shares (held by communications common carriers authorized to hold shares by the Federal Communications Commission) and approximately 49,140,000 were Series I shares (held by other persons).

  To the knowledge of the Corporation, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the SEC) as of June 1, 1997, the following persons reported beneficial ownership of more than five percent of the Corporation's Common Stock.

     NAME AND ADDRESS OF                AMOUNT AND NATURE OF                   PERCENT
      BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP                   OF CLASS
-----------------------------           --------------------                   --------
Capital Group Companies, Inc.                2,567,100(1)                        5.3%
 333 South Hope Street
 Los Angeles, CA 90071
Ryback Management Corporation                2,591,400(2)                        5.4%
 7711 Carondelet Avenue
 Box 16900
 St. Louis, MO 63105
Travelers Group, Inc.                        4,100,425(3)                        8.4%
Smith Barney Holdings Inc.
 388 Greenwich Street
 New York, NY 10013

--------
(1) The Capital Group Companies, Inc., a parent holding company of a group of investment management companies, reported indirect sole voting power with respect to 2,282,500 shares and indirect sole dispositive power with respect to 2,567,100 shares. The Capital Group Companies, Inc. disclaims beneficial ownership of all of the shares reported.

(2) Ryback Management Corporation reported sole voting and dispositive power with respect to 2,591,400 shares held in a fiduciary capacity by Ryback Management Corporation and/or the Lindner Investment Series Trust.

(3) Travelers Group, Inc. and Smith Barney Holdings Inc. reported shared voting and dispositive power with respect to 4,100,425 and 3,810,425 shares, respectively. The Travelers Group, Inc. and Smith Barney Holding Inc. both disclaim beneficial ownership of the shares reported.

  There are certain limitations on ownership of the Corporation's Common Stock that are intended to ensure that the Common Stock is widely held. The Communications Satellite Act of 1962, as amended (the Satellite Act), provides that no stockholder (other than communications common carriers authorized to hold shares by the Federal Communications Commission), or any syndicate or affiliated group of stockholders, may own more than 10 percent of the aggregate number of outstanding shares of Common Stock. The Corporation's Articles of Incorporation authorize the Board to establish an ownership limitation below the 10 percent statutory maximum. Pursuant to this authority, the Board has set the ownership limitation at 10 percent and has also established a voting limitation of 5 percent pursuant to which shares owned in excess of the 5 percent limitation, but not in excess of the 10 percent limitation, may not be voted by the holder but will be voted pro rata with all other shares of Common Stock voted on any given matter.

                         ITEM 1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

  The Satellite Act provides that the Corporation's Board of Directors shall consist of 15 directors, of whom 12 are to be elected annually by the shareholders for terms of one year and three are to be appointed by the President of the United States, with the advice and consent of the United States Senate, for terms of three years and, in each case, until their successors have been appointed and qualified.

  The Board met 10 times in 1996. All incumbent directors, except Messrs. Eagleburger and Knight, attended 75% or more of Board meetings and meetings of Board committees of which they were members in 1996.

VOTING FOR DIRECTORS

  At the meeting 12 directors will be elected to serve until the 1998 Annual Meeting. As provided in the Satellite Act, because the Series II shares outstanding at the record date constituted less than 8 percent of the total outstanding shares, all shareholders will vote together for the election of directors.

  Subject to the voting limitation of 5 percent described above, each shareholder may vote the number of shares held by such shareholder for each of 12 nominees. Alternatively, the shareholder may cumulate such votes; that is, give one nominee a number of votes equal to the number of the shareholder's shares multiplied by 12 or distribute such votes among any number of nominees not exceeding 12.

  The Board of Directors has authorized the management to solicit proxies in favor of the election of the 12 nominees whose biographical information is set forth under the caption "Nominees For Election As Directors." Each of the nominees currently serve as directors, except Ms. Turner and Messrs. Bennett, Schafran and Wyser-Pratte. Biographical information for the Presidentially appointed directors is set forth under the caption "Presidentially Appointed Directors."

  Shares represented by proxies in the accompanying form will be voted for the 12 stated nominees unless the proxy is otherwise marked. If any of these nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the proxy holders. The proxy holders may in their discretion vote the shares cumulatively for fewer than 12 of the nominees.

REQUIREMENTS FOR NOMINATIONS AND SHAREHOLDER PROPOSALS

  The Corporation's By-laws require that shareholders provide advance notice of director nominations or proposals which they would like to have brought before an annual meeting of shareholders. A shareholder generally must deliver certain information concerning himself and any director nomination or shareholder proposal to the Corporation not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (the Anniversary Date). In the event that the annual meeting is scheduled to be held on a date more than 30 days before or after the Anniversary Date, such information must be received by the Corporation no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. On April 21, 1997, the Corporation issued a press release announcing, among other things, the date of the 1997 Annual Meeting. Accordingly, nominations by shareholders for director and proposals by shareholders were required to be received no later than May 1, 1997 to be considered at the 1997 Annual Meeting.

  In addition, a director nominee must file with the Secretary a statement of his or her interests in communications common carriers in such reasonable detail as the Board of Directors may require. The form of such statement will be provided by the Secretary upon written request.

  A list of persons whose nominations have been duly proposed in accordance with the By-laws and not withdrawn will be provided to any shareholder upon written request to the Secretary. Such list, together with the statement of interests filed by each such person, also may be inspected by any shareholder
(1) at the office of the Secretary, 6560 Rock Spring Drive, Bethesda, Maryland 20817, during normal business hours from the date of this Proxy Statement until the date of the meeting, and (2) at the place of the meeting during the meeting.

                       NOMINEES FOR ELECTION AS DIRECTORS

BETTY C. ALEWINE, 49, has been President and Chief
Executive Officer of COMSAT since July 1996. She was
President, COMSAT International Communications from
January 1995 to July 1996, and was President, COMSAT            [PICTURE]
World Systems from May 1991 to January 1995. She joined
COMSAT from MCI Communications Corporation in 1986 and has been a director since July 1996. She is a member of the President's National Security Telecommunications
Advisory Council (NSTAC) and the Inter-American
Development Bank Advisory Council.


MARCUS C. BENNETT, 61, is Executive Vice President and
Chief Financial Officer and a director of Lockheed Martin
Corporation. He joined Martin Marietta Corporation in           [PICTURE]
1959 and has held various administrative and finance positions with Martin Marietta and Lockheed Martin
Corporation. He also is a director of Carpenter
Technology, Inc. and Martin Marietta Materials, Inc. and a member of the board of directors of the Private Sector
Council and the Georgia Tech Advisory Board.


LUCY WILSON BENSON, 69, has been a director of various
business, educational and nonprofit organizations since
1980. She was Under Secretary of State for Security
Assistance, Science and Technology from 1977 to 1980. She       [PICTURE]
has been a COMSAT director since September 1987. She also is a director of General Re Corporation and Logistics
Management Institute, a trustee of the Alfred P. Sloan
Foundation and Vice Chairman of the Atlantic Council of the U.S. and Vice Chairman of the Board of Trustees of Lafayette College. She also is a director or trustee of funds of The Dreyfus Corporation.


EDWIN I. COLODNY, 71, has been Chairman of the Board of
COMSAT since April 1997 and a director since May 1992. He
was Chairman of USAir Group, Inc. and of its subsidiary,
USAir, Inc., a commercial airline company, from 1978
until July 1992 and was a director of both corporations        [PICTURE]
until May 1997. He was Chief Executive Officer of USAir
Group from 1983 to June 1991 and of its subsidiary from 1975 to June 1991. He also is a director of Esterline
Technologies Corporation. He has served as counsel to the Washington, D. C., law firm of Paul, Hastings, Janofsky and Walker since September 1991.


LAWRENCE S. EAGLEBURGER, 66, has been Senior Foreign
Policy Advisor for Baker, Donelson, Bearman & Caldwell, a
Washington, D.C., law firm, since January 1993. He
previously served as United States Secretary of State
from December 1992 through January 1993, Acting Secretary       [PICTURE]
of State from August 1992 to December 1992, and Deputy
Secretary of State from February 1989 to August 1992. He has been a COMSAT director since May 1995. He also is a director of Corning Incorporated, Dresser Industries,
Inc., Jefferson Bankshares, Inc., Phillips Petroleum
Company, Stimsonite Corporation and Universal
Corporation.

NEAL B. FREEMAN, 57, has been Chairman and Chief
Executive Officer of The Blackwell Corporation, a
television production and distribution company, since
1981. He was a Presidentially appointed COMSAT director         [PICTURE]
from November 1983 to September 1988 and has been an elected director since May 1991. He also is Vice Chairman of The Ethics and Public Policy Center and a director of National Review, Inc. and Infosafe Systems, Inc.


CALEB B. HURTT, 65, is a director or trustee of various
organizations. He was President of Martin Marietta
Aerospace from 1982 to 1987 and then President and Chief
Operating Officer of Martin Marietta Corporation from
1987 through 1989. He is a director of Lockheed Martin          [PICTURE]
Corporation and is Vice Chairman of the Board of Trustees of Stevens Institute of Technology. He also has served as Chairman of the Board of Governors of the Aerospace
Industries Association, as Chairman of the NASA Advisory
Council and as Chairman of the Federal Reserve Bank,
Denver Branch. He has been a COMSAT director since May
1996.


PETER W. LIKINS, 61, has been President of Lehigh
University since 1982. He was Provost of Columbia
University from 1980 to 1982 and Professor and Dean of
the Columbia University School of Engineering and Applied       [PICTURE]
Science from 1976 to 1980. He has been a COMSAT director since September 1987. He also is a director of Parker
Hannifin, Inc. and Safeguard Scientifics, Inc. and a trustee of Consolidated Edison Company of New York, Inc.


LARRY G. SCHAFRAN, 59, has been the Managing General
Partner of L.G. Schafran & Associates, a real estate
investment and development firm, since 1984. He is a
director and the Chairman of the Executive Committee of         [PICTURE]
Dart Group Corporation and a director of its publicly-traded affiliates: Trak Auto Corporation and Crown Books
Corporation. He also is a director of Publicker
Industries Inc., Capsure Holdings Corp. and Glasstech,
Inc., a trustee of National Income Realty Trust and
Chairman of the board of directors of Delta-Omega
Technologies, Inc.


ROBERT G. SCHWARTZ, 69, is a director or trustee of
various business organizations. He was Chairman of the
Board, President and Chief Executive Officer of
Metropolitan Life Insurance Co. (MetLife) from September        [PICTURE]
1989 to March 1993 and remains a director of MetLife. He was Chairman of the Board of MetLife from February 1983 to September 1989. He has been a COMSAT director since
May 1986. He also is a trustee of Consolidated Edison
Company of New York, Inc. and a director of Lone Star
Industries, Inc., Lowe's Companies, Inc., Mobil Oil
Corporation, Potlatch Corporation and The Reader's Digest
Association, Inc.

KATHRYN C. TURNER, 50, is the founder and principal
shareholder of Standard Technology, Inc., a high-
technology, engineering and systems integration firm. She
previously has been appointed by the President to serve
on the President's Export Council, the Eximbank Advisory        [PICTURE]
Committee, and the Commission on the Future of Worker-
Management Relations and by the Secretary of Defense to the Defense Policy Advisory Committee on Trade. She also is a director of Phillips Petroleum Company and Carpenter
Technology Corporation.



GUY P. WYSER-PRATTE, 57, is President of Wyser-Pratte &
Co., Inc. and Wyser-Pratte Management Co., Inc. He also
serves on the board of directors of the International           [PICTURE]
Rescue Committee, a non-governmental international refugee organization, and as a trustee of the U.S. Marine
Corps University Foundation.



                      PRESIDENTIALLY APPOINTED DIRECTORS

PETER S. KNIGHT, 46, is a partner in the law firm of
Wunder, Knight, Levine, Thelen & Foresey in Washington,
D.C. In 1996, Mr. Knight took a leave of absence from his
firm to serve as Campaign Manager for Clinton/Gore '96.
From 1989 to 1991, he was General Counsel and Secretary         [PICTURE]
of Medicis Pharmaceutical Corporation. From 1977 to 1989, he served as the Chief of Staff to Congressman and later
Senator Al Gore. He has been a Presidentially appointed
COMSAT director since September 1994. He also is a director of Medicis Pharmaceutical Corporation, the Whitman Education Group, and the Schroeder Series Trust.
His current term expires at the 1999 Annual Meeting.


CHARLES T. MANATT, 61, is the senior partner of Manatt,
Phelps & Phillips, a Washington, D.C., and Los Angeles
law firm which he founded in 1965. He was Chairman of the       [PICTURE]
Democratic National Committee from 1981 through 1985. He has been a Presidentially appointed COMSAT director since
May 1995. He also is a director of the Federal Express
Corporation and ICN Pharmaceuticals, Inc. His current term expires at the 1997 Annual Meeting.


  The third Presidentially appointed director position is currently vacant pending nomination and confirmation of a successor to fill the vacancy.

                    OTHER INFORMATION CONCERNING DIRECTORS

COMMITTEES

  The Board currently has five standing committees, described below.

  The Committee on Audit, Corporate Responsibility and Ethics consists of Lucy Wilson Benson (Chairman), Edwin I. Colodny, Lawrence S. Eagleburger, Peter W. Likins, Howard M. Love and Charles T. Manatt. The Committee makes recommendations to the Board concerning the selection of independent public accountants; reviews with the independent accountants the scope of their audit; reviews the financial statements with the independent accountants; reviews with the independent accountants and the Corporation's management and internal auditors the Corporation's accounting and audit practices and procedures, its internal controls and its compliance with laws and regulations; and reviews the Corporation's policies regarding community and governmental relations, conflicts of interest, business conduct, ethics and other social, political and public matters, and the administration of such policies. The Committee met seven times during 1996.

  The Committee on Compensation and Management Development consists of Caleb
B. Hurtt (Chairman), Neal B. Freeman, Peter S. Knight and Robert G. Schwartz. The Committee approves long-term compensation for senior executives; considers and makes recommendations to the Board with respect to programs for human resources development and management organization and succession; recommends salary and bonus awards for senior executives; reviews compensation policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. The Committee met 11 times during 1996.

  The Finance and Planning Committee consists of Robert G. Schwartz (Chairman), Betty C. Alewine, Neal B. Freeman, Arthur Hauspurg, Peter S. Knight and Howard M. Love. The Committee considers and makes recommendations to the Board with respect to the financial affairs of the Corporation, including matters relating to capital structure and requirements, financial performance, dividend policy, capital and expense budgets and significant capital commitments, strategic business planning, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met six times during 1996.

  The Nominating and Corporate Governance Committee consists of Edwin I. Colodny (Chairman), Arthur Hauspurg and Robert G. Schwartz. The Committee recommends to the Board qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board with respect to such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met three times during 1996. It will consider candidates recommended by shareholders, if the recommendations are submitted in writing to the Secretary of the Corporation.

  The Committee on Research and International Matters consists of Peter W. Likins (Chairman), Lucy Wilson Benson, Lawrence S. Eagleburger, Caleb B. Hurtt, Peter S. Knight and Charles T. Manatt. The Committee considers and makes recommendations to the Board with respect to the research and development programs of the Corporation and the relationship of such programs to the business of the Corporation; matters relating to the Corporation's responsibilities and activities under the Satellite Act and the relationships of the Corporation with international organizations such as INTELSAT and Inmarsat or with foreign governments or entities; and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met three times during 1996.

DIRECTORS COMPENSATION

  Directors, other than the Chairman of the Board and the President, currently receive an annual cash retainer of $10,000 payable in equal quarterly installments and 600 shares of the Corporation's Common Stock payable at the first meeting of the Board of Directors after the Annual Meeting of Shareholders. Those directors also receive a fee of $1,000 per meeting for attending Board meetings, Board committee meetings or meetings held pursuant to a special assignment; and, for service as chair of a Board committee, an annual retainer of $3,000 paid in quarterly installments. The Chairman of the Board is compensated solely on an annual basis in the amount of $190,000 per year and 600 shares of Common Stock. The President and Chief Executive Officer is not compensated separately for service as a director.

  If the shareholders approve the proposed amendments to the Non-Employee Directors Stock Plan discussed under the caption "Item 2. Proposed Amendments to Non-Employee Directors Stock Plan," beginning in 1997, in lieu of the current annual cash retainer of $10,000 and award of 600 shares, directors would receive an annual award of 1,000 shares of the Corporation's Common Stock payable at the first meeting of the Board of Directors after each Annual Meeting of Shareholders. In addition, the Chairman of the Board of Directors would be permitted to elect to receive all or a portion of the annual cash compensation for that position in the form of COMSAT stock or stock options.

  Under the Directors and Executives Deferred Compensation Plan, a non-employee director may elect to defer all or part of the cash retainer and fees. Amounts deferred are credited with interest and are paid out after the director's retirement from the Board, in a lump sum or in up to 15 annual installments beginning not later than age 73. In the case of death, the accumulated deferrals are paid to the director's beneficiary. For 1996, the interest crediting rate was 12% for amounts deferred after January 1994 and 13% for amounts deferred prior to that period under the Directors and Executives Deferred Compensation Plan; and the aggregate amount of interest credited in respect of amounts deferred by participating directors (13 persons) was $376,496.

  In 1991, each then-current participating director was given an election to receive his or her account balance as of March 31, 1991, together with interest accumulated on such balance to a date in the year 2000 (to the extent that such amounts were not previously distributed), in a lump sum in the year 2000 if he or she is then an active director or a retiree receiving installment payments. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving such installment payments. The lump sum payment will be offset against the amounts otherwise payable to the director or beneficiary under the Plan.

  In 1992, the Directors and Executives Deferred Compensation Plan was amended to provide an additional lump sum payment election for the additional amounts deferred under the plan from April 1, 1991 through March 31, 1992, together with interest accumulated on such amounts to a date in the year 2001, with payment of the lump sum to be made in the year 2001.

  Under the Split Dollar Insurance Plan, the Corporation provides to non-employee directors, through split dollar life insurance policies, a death benefit equal to $50,000 for each year or partial year of his or her Board service until the benefit reaches $200,000, and then increased for each such director (except Presidential appointees) by 5.5% for each additional year of Board service to age 72. Such coverage continues after retirement from the Board. For 1996, the aggregate value of split dollar life insurance premiums paid for the benefit of all covered directors was $129,568.

  Under the Non-Employee Directors Stock Plan, the Corporation grants annually in March to each non-employee director, who was also serving on the date of the Annual Meeting of Shareholders for the prior year, an option to purchase shares of Common Stock. For options granted before March 16, 1990, each option is for 2,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 10 years from the date of grant. For options granted on or after March 16, 1990, and before March 19, 1993, each option is for 2,000 shares, the exercise price per share is 50% of the fair market value on the date of grant, and the option expires 15 years from the date of grant. For options granted on or after March 19, 1993, each option is for 4,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 15 years from the date of grant. All data related to shares of Common Stock, options to purchase shares of Common Stock and share prices prior to June 1, 1993 have been adjusted to reflect the two-for-one split in the Corporation's Common Stock effective June 1, 1993.

  All options granted before March 15, 1996 under the Non-Employee Directors Stock Plan are currently exercisable. For options granted on or after that date, each option becomes exercisable for 2,000 shares one year after the date of grant and for the remaining 2,000 shares two years after the date of grant. If the director's service on the Board terminates by reason of retirement at age 72, expiration of a term as a Presidentially appointed director, failure to stand for election with the Board's consent or resignation with the Board's consent, the option becomes fully exercisable and continues in force for the duration of its term. If the director's service terminates under any other circumstance except death, the option terminates immediately. If the director dies at any time before the option terminates, the option becomes fully exercisable and continues in force for one year after the date of death. The option also becomes fully exercisable and continues in force for the duration of its term in the event of certain changes in control. A "Change of Control" includes: (1) the acquisition by any person (other than the Corporation or an employee benefit plan sponsored by the Corporation) of beneficial ownership of 50% or more of the outstanding voting securities of the Corporation; (2) any change in the composition of the Board of Directors such that the elected directors as of May 17, 1996 (the Incumbent Directors) cease to constitute a majority of the Board (provided that any individual whose nomination or election is approved by a vote of three-fourths of the then Incumbent Directors shall be treated as an Incumbent Director); (3) approval by the shareholders of a merger, share exchange, swap, consolidation, recapitalization or other business combination which, if consummated, would result in the Corporation's shareholders holding less than 60% of the combined voting power of the Corporation, the surviving entity or its parent (as applicable); (4) approval by the shareholders of the liquidation or dissolution of the Corporation, or sale by the Corporation of all or substantially all of the Corporation's assets, other than to an entity 80% of the combined voting power of which would be beneficially owned by the Corporation's then existing shareholders; or (5) any event which would have to be reported as a "change of control" under the regulations governing the solicitation of proxies by the SEC.

  In 1996, options for a total of 56,000 shares of Common Stock were granted to non-employee directors at a purchase price per share of $28.8125, which was the fair market value of the Common Stock on the date of grant. In 1996, Mr. Goldwater, a former Director, exercised options for 4,000 shares previously granted under the plan and realized a net value (market value on exercise date less exercise price) of $36,156.

  On June 27, 1997, COMSAT distributed its ownership interest in Ascent Entertainment Group, Inc. (Ascent) to its shareholders in the form of a special dividend. The option amounts discussed above are the actual number of options previously granted and have not been adjusted to give effect to the Ascent spin-off. All outstanding options under the Non-Employee Directors Stock Plan on that date were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402, and the exercise price for such options was adjusted by dividing the exercise price by the same ratio. Future annual option grants under the Non-Employee Directors Stock Plan will be in the adjusted amount of 4,961 shares.

  Executive compensation is described below under the caption "Executive Compensation."

COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND RELATED PARTY TRANSACTIONS

  There were no compensation committee interlocks or insider participation in compensation decisions during 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On June 9, 1997, the Corporation entered into a Settlement Agreement (the Settlement Agreement) with Herbert A. Denton, Guy P. Wyser-Pratte and certain other persons and entities (collectively, the Group), pursuant to which existing disputes between the Corporation and the Group were resolved.

  On May 1, 1997, certain members of the Group furnished the Corporation with a submission dated April 30, 1997 (the Advance Notice Submission) of their intention to (i) nominate, and solicit proxies in support of, nine candidates to stand for election to the Board of Directors at the 1997 Annual Meeting and
(ii) propose, and solicit proxies in support of, a non-binding resolution at the 1997 Annual Meeting (collectively, the Proxy Contest). The Settlement Agreement, among other things, provides for the termination of the Proxy Contest.

  Under the terms of the Settlement Agreement, four new directors will stand for election to the Corporation's Board of Directors at the 1997 Annual Meeting, two of whom (Mr. Bennett and Ms. Turner) have been selected by the Board and two of whom (Messrs. Schafran and Wyser-Pratte) have been selected by the Group. The remaining eight nominees were selected by the Corporation's Board of Directors from among the current elected directors. The Settlement Agreement generally provides that the Corporation will re-nominate Messrs. Schafran and Wyser-Pratte, or designated replacement nominees for them, on the Board's slate of candidates at the Corporation's 1998 Annual Meeting of Shareholders (the 1998 Annual Meeting). The members of the Group agreed to vote, and to cause their affiliates and associates to vote, their shares of COMSAT Common Stock in favor of the agreed upon slate of nominees at the 1997 and 1998 Annual Meetings. The Corporation's Board also includes three directors appointed by the President of the United States who serve for three-year terms.

  The Settlement Agreement further provides that following the 1997 Annual Meeting, the Board of Directors will establish a new strategic planning committee to be comprised of three directors to be selected by the Board, one of whom will be Mr. Schafran. The committee will review and make recommendations to the Corporation's full Board of Directors concerning COMSAT's current and future business operations and strategies, and the enhancement of shareholder value.

  The Group also agreed to certain "standstill" provisions for a period ending on the earlier of February 28, 1999 or 75 days prior to the Corporation's 1999 Annual Meeting of Shareholders. The Corporation may, under certain circumstances, terminate the Settlement Agreement prior to the 1998 Annual Meeting, in which case the Group's two nominees will not be included on the Board's slate of nominees and the "standstill" provisions will terminate. The "standstill" provisions provide, among other things, that members of the Group, and their affiliates and associates, will not (i) acquire in excess of 5% of COMSAT's voting securities or (ii) except as otherwise specifically provided by the Settlement Agreement, engage in any solicitation of proxies or consents, or initiate any shareholder proposals. In addition, pursuant to the Settlement Agreement, the Corporation has agreed to reimburse the Group for reasonable, documented, out-of-pocket expenses in an aggregate amount not to exceed $845,000 incurred in connection with the Proxy Contest, the Litigation (as defined below), the solicitation by the Group of consents to hold a special meeting of shareholders and the negotiation of the Settlement Agreement.

  As part of the Settlement Agreement, the Corporation also agreed to dismiss as to those members of the Group who are defendants, litigation brought by the Corporation in the United States District Court for the Eastern District of Virginia entitled COMSAT Corporation v. Bruce L. Crockett et al. (the Litigation). In accordance with the Settlement Agreement, the Litigation was dismissed with prejudice as to those members of the Group who were identified as the Group's nominees in the Advance Notice Submission and without prejudice as to all other members of the Group who are defendants therein. COMSAT has agreed not to reinstate the Litigation claims against such persons while the "standstill" remains in effect.

                     COMMON STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Corporation's Common Stock as of June 1, 1997, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation," and by all directors and executive officers as a group. Under the rules of the SEC, beneficial ownership includes any shares over which an individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                                                         AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP OF
NAME(1)                                                 COMSAT COMMON STOCK(2)
-------                                                 -----------------------
Betty C. Alewine.......................................          319,299(3)
Marcus C. Bennett......................................              --
Lucy Wilson Benson.....................................           24,800
Edwin I. Colodny.......................................           15,000
Bruce L. Crockett......................................          499,815(4)
Lawrence S. Eagleburger................................            2,700
John V. Evans..........................................           95,331(5)
Allen E. Flower........................................           68,440(6)
Neal B. Freeman........................................           18,400
Arthur Hauspurg........................................           18,400
Caleb B. Hurtt.........................................            1,000
Peter S. Knight........................................            3,000
Peter W. Likins........................................           21,850(7)
Howard M. Love.........................................           22,300(8)
Charles Lyons..........................................          243,678(9)
Charles T. Manatt......................................            3,500
Larry G. Schafran......................................            5,000(10)
Robert G. Schwartz.....................................           26,600
Kathryn C. Turner......................................              --
Richard E. Thomas......................................          267,927(11)
Guy P. Wyser-Pratte....................................        1,454,200(12)
Warren Y. Zeger........................................          180,044(13)
All directors and executive officers as a group (32
 persons)..............................................        3,453,439(14)

--------
(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed, and no director or executive officer beneficially owns more than 1.0% of the common stock of the Corporation.

(2) Each number in this column has been rounded to the nearest whole share. Beneficial ownership of COMSAT Common Stock includes shares that may be acquired within 60 days after June 1, 1997 through the exercise of options as follows: Mrs. Alewine, 231,734 shares; Mrs. Benson, 24,000 shares; Mr. Colodny, 14,000 shares; Mr. Crockett, 465,000 shares; Mr. Eagleburger, 2,000 shares; Dr. Evans, 77,438 shares; Mr. Flower, 38,450 shares; Mr. Freeman, 18,000 shares; Mr. Hauspurg, 14,000 shares; Mr. Knight, 2,000 shares; Dr. Likins, 19,000 shares; Mr. Love, 17,000 shares; Mr. Lyons, 191,500 shares; Mr. Manatt, 2,000 shares; Mr. Schwartz, 24,000 shares; Mr. Thomas, 117,500 shares; Mr. Zeger, 147,644 shares; and all directors and executive officers as a group, 1,489,291 shares. The number of option shares and shares awarded under COMSAT benefit plans which are restricted against transfer that are included as beneficially owned have not been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options and restricted shares held on that date were adjusted by multiplying the number of options or shares held by an adjustment ratio of 1.2402.

(3) Includes 57,900 shares which are restricted against transfer and 921 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 31, 1997.

 (4) Includes 3,400 shares held by Mrs. Crockett with respect to which Mr. Crockett disclaims beneficial ownership. Also includes 131 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 31, 1997. Mr. Crockett beneficially owned 1.0% of the Corporation's outstanding Common Stock as of June 1, 1997.

 (5) Includes 15,300 shares which are restricted against transfer and 837 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 31, 1997.

 (6) Includes 14,200 shares which are restricted against transfer and 719 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 31, 1997.

 (7) Includes 2,850 shares over which Dr. Likins shares voting power and investment power with Mrs. Likins.

 (8) Includes 2,500 shares held in a trust over which Mr. Love has no voting and shared investment power.

 (9) Includes 30,900 shares which are restricted against transfer and 876 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 31, 1997.

(10) Mr. Schafran disclaims beneficial ownership of the 5,000 shares, which are held by Mrs. Schafran.

(11) Includes 104,371 shares over which Mr. Thomas shares voting power and investment power with Mrs. Thomas. Also includes 21,750 shares which are restricted against transfer and 6,756 shares which are held in the COMSAT RSI, Inc. Employee Stock Ownership Plan as of December 31, 1996.

(12) Includes 1,414,200 shares owned by investment partnerships and other managed accounts for which Wyser-Pratte Management Co., Inc. and its affiliates are the general partner or investment manager. Mr. Wyser-Pratte beneficially owned 3.0% of the Corporation's outstanding Common Stock as of June 1, 1997.

(13) Includes 27,300 shares which are restricted against transfer and 847 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of March 31, 1997.

(14) Includes 8,900 shares with respect to which beneficial ownership is disclaimed. Also includes an aggregate of 228,823 shares which are restricted against transfer, which are held in the Corporation's Savings and Profit-Sharing Plan as of March 31, 1997, or which are held in the COMSAT RSI, Inc. Employee Stock Ownership Plan as of December 31, 1996. All directors and executive officers as a group beneficially owned 6.8% of the Corporation's outstanding Common Stock as of June 1, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Mrs. Alewine, a director and executive officer of the Corporation, reported two transactions (the grant of options and phantom stock) on a single amended report less than one month late due to an inadvertent staff oversight.

       ITEM 2. PROPOSED AMENDMENTS TO NON-EMPLOYEE DIRECTORS STOCK PLAN

  The Non-Employee Directors Stock Plan (the Plan) was adopted by the Board of Directors and approved by the shareholders in 1988. Amendments to the Plan were adopted and approved by the Board of Directors and the shareholders in 1990, 1993 and 1996. The Plan is described under the caption "Other Information Concerning Directors--Directors Compensation."

  The Board of Directors has adopted two amendments to the Plan that are subject to the approval of the shareholders. The first amendment, if approved, would provide for directors to receive all of their annual retainer in shares of the Corporation's Common Stock, or phantom stock units (PSUs) if a director elects to defer receipt of the shares.

  Non-employee directors, except for the Chairman, currently receive an annual cash retainer of $10,000 payable in quarterly installments and 600 shares of the Corporation's Common Stock payable at the first meeting of the Board of Directors after each Annual Meeting of Shareholders. If the amendment is approved, the $10,000 annual cash retainer would be eliminated and the current 600-share stock award would be increased to 1,000 shares beginning as of the 1997 Annual Meeting. As with the current 600-share stock award under the Plan, the 1,000-share stock award would be paid at the first meeting of the Board of Directors after each Annual Meeting to directors who are elected at the Annual Meeting or who then serve as Presidential appointees. Non-employee directors elected by the Board or appointed by the President to fill vacancies would receive a prorated share grant based on the number of full months such director serves between his or her election or appointment and the next Annual Meeting.

  As under the current Plan, directors may elect to defer receipt of the annual stock award and receive PSUs in lieu thereof. The PSUs would be held in an account for the director pending his or her retirement or termination of service on the Board. Upon payment of a dividend on the Corporation's Common Stock, an equivalent amount would be converted to PSUs, based on the fair market value of the stock on the dividend payment date, and would be credited to the director's account. The PSUs would increase or decrease in value based on an equivalent number of shares of the Corporation's Common Stock. Upon retirement or termination of service, a director would receive payment in shares of the Corporation's Common Stock equal to the number of PSUs credited to his or her account under the Plan.

  If the amendment is approved, the Corporation's non-employee directors other than Mr. Colodny, who is compensated separately as Chairman, would each receive a stock award of 1,000 shares or a like amount of PSUs. A total of 12,000 shares or PSUs would be granted to 12 directors if the amendment is approved; and those shares or PSUs would have had an aggregate fair market value of $274,500 ($22,875 per director receiving an award) based on the average of the high and low sales prices for the Corporation's Common Stock on July 1, 1997. The actual number of shares or PSUs awarded in any year may vary depending on the number of non-employee directors serving as of the first Board meeting after the Annual Meeting and the timing of Presidential appointments.

  The second amendment, if approved, would permit the Chairman of the Board of Directors to elect to receive shares of the Corporation's Common Stock or options to purchase shares of the Corporation's Common Stock in lieu of all or a portion of his or her annual cash compensation. The shares or stock options would be granted on the date of each Annual Meeting of Shareholders based on the amount of the annual cash compensation, if any, which the Chairman elects to receive in shares or stock options. The number of shares of Common Stock granted would be determined by dividing the amount which the Chairman elects to receive in shares by the fair market value of the Common Stock on the date of the grant. The number of stock options granted would be determined by multiplying the amount which the Chairman elects to receive in options by three and then dividing by the fair market value of the Common Stock on the date of grant. The exercise price per share of options granted pursuant to the Chairman's election to receive options would be the fair market value of a share of Common Stock on the date of grant. Each option would expire 10 years from the date of grant and would be exercisable for half of the shares covered by the option six months after the date of grant and for the remaining half of the shares one year after such date.

  Mr. Colodny has elected to receive $90,000 of the $190,000 of annual cash compensation payable to him as Chairman in stock options. Pursuant to his election, he was granted options to purchase 13,000 shares of Common Stock determined in the manner described above except that the date used to calculate the number of options was April 29, 1997, the date of his election as Chairman, since the Annual Meeting of Shareholders is being held in August and not May this year. Mr. Colodny's stock option award is subject to the approval of the Plan amendments by the shareholders.

  The purpose of both amendments is to facilitate the ownership of the Corporation's Common Stock by directors. The Board of Directors believes that the ownership of Common Stock by directors supports the maximization of long-term shareholder value by aligning the interests of directors with those of the shareholders. The amendments are also consistent with recent compensation changes adopted by the Board of Directors and the Corporation's current executive compensation policies which are designed to align the interests of senior management and the shareholders. See "Committee on Compensation and Management Development Report on Executive Compensation."

  If the amendments are approved, the remaining provisions of the Plan will continue in effect.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE MANAGEMENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES. FOR APPROVAL, THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING.

             COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT
                       REPORT ON EXECUTIVE COMPENSATION

  The Committee on Compensation and Management Development, which is composed of independent outside directors, is responsible for establishing and administering the Corporation's executive compensation philosophy. Set forth below is the Committee's report on the 1996 compensation of the executive officers of the Corporation, including Mrs. Alewine and Mr. Crockett, each of whom held the position of Chief Executive Officer for a portion of 1996, and the other executive officers named in the Summary Compensation Table below (the Named Executive Officers).

  The Corporation's executive compensation philosophy is designed to attract, motivate and retain talented executives critical to the long-term success of the Corporation. The hallmark of this philosophy is to align executive compensation more closely with the interests of shareholders through performance incentives. The main components of this philosophy are annual compensation, consisting of salary plus bonuses awarded under the Corporation's Annual Incentive Plan, and long-term compensation, consisting of stock-based incentives. The Committee reviews and recommends to the Board the annual compensation of all executive officers, and reviews and approves executive officers' long-term compensation. Mr. Lyons' compensation as Chief Executive Officer of Ascent Entertainment Group, Inc. is determined by the Ascent Board of Directors and its Compensation Committee.

  There are two groups of competitive companies that are used in the executive compensation analysis. The first group, consisting of the larger companies that make up the Peer Group Index discussed under the caption "Performance Graph," is used to compare executive compensation strategy and practices. The second group, consisting of companies in the telecommunications and entertainment industries with revenues more comparable to the Corporation's, is used to benchmark competitive compensation levels.

  During 1995, the Committee engaged an independent consultant to evaluate the effectiveness of the executive compensation philosophy that had been in place since 1993. Based on the consultant's report, the Committee concluded that annual cash compensation levels for the five highest paid executives had fallen significantly behind the market while long-term compensation levels were above the market, with the result that total compensation (annual cash compensation plus long-term compensation) had been achieving desired 75th percentile positioning. However, the combination of low base salaries, aggressive annual bonus targets and above-market long-term compensation was causing salary compression below the executive officer level where annual bonus and long-term compensation comprise a smaller percentage of the total compensation package.

  Beginning in 1996, the Committee decided to modify the executive compensation philosophy to reflect a compensation mix that is more consistent with market practice. This involves setting base salaries at competitive levels and adjusting annual bonus targets, which are set as a percentage of base salary, to achieve competitive cash compensation when business results are attained. The Corporation will continue to use a mix of long-term compensation, awarding stock options at levels consistent with the median for the revenue group of competitive companies and performance-based restricted stock at levels consistent with the 75th percentile for these companies if the business achieves prescribed performance standards over the long term. The performance of the revenue group of competitive companies, however, was not considered in establishing these benchmark compensation levels.

ANNUAL COMPENSATION

  The independent consultant engaged in 1995 conducted an analysis of competitive cash compensation for the Corporation's Chief Executive Officer position at the median of the market based on comparably sized telecommunications and entertainment companies. Based on this analysis, the consultant recommended a base salary of $500,000 with an annual bonus target of 70% of base salary. The Committee used this data in determining Mr. Crockett's base salary and bonus target for 1996. Mr. Crockett's salary remained frozen at $350,000 since January 1993. The Committee recommended that Mr. Crockett's base salary be increased to the median of the market in two steps, with a base salary increase to $425,000 for 1996 coupled with a bonus target of 100% of base salary. This would produce the same level of total cash compensation, provided the Corporation achieved targeted financial results in 1996. The Board approved the Committee's recommendation. Mr. Crockett resigned as Chief Executive Officer effective July 19, 1996, and did not receive a cash bonus award for 1996.

  Mrs. Alewine was elected to succeed Mr. Crockett as Chief Executive Officer of the Corporation. Upon recommendation of the Committee, the Board approved an employment agreement for Mrs. Alewine which is summarized below under the caption "Agreements with Executive Officers." Mrs. Alewine's annual compensation under the employment agreement is based on the independent consultant's recommendations for the Chief Executive Officer position. The agreement provides for a base salary of $450,000 for the first year, with an increase to $500,000 beginning in the second year, and for an annual bonus target of 70% of base salary. Mrs. Alewine's 1996 bonus was prorated based on her base salary and bonus target for the first and second halves of the year, when she held the positions of President of COMSAT International Communications and Chief Executive Officer, respectively. The bonus formula for each position measures profit before tax compared to planned achievement at the corporate and business unit level, as well as individual performance based on the achievement of established performance goals for the year. Taking these factors into account, the Committee recommended to the Board a 1996 cash bonus award of $180,000 for Mrs. Alewine. The Board approved the Committee's recommendation.

  In accordance with the modifications to the Corporation's executive compensation philosophy beginning in 1996, base salary ranges have been established for the other executive officers based on the average of the market for comparable positions in the revenue group of competitive companies. Individual salaries within each range will be based on recommendations to the Committee by the Chief Executive Officer taking into account such factors as experience, performance and time in the position. The bonus opportunities for other executive officers for 1996 were based on target award percentages of base salary for each position determined by the Committee, as adjusted to reflect the adjustment of annual bonus targets pursuant to the compensation philosophy modification. A portion of each target award was tied to corporate and business unit performance criteria based on the achievement of one or more financial measures as compared to planned performance, and individual performance criteria based on the Committee's evaluation of each individual executive officer's achievement of established performance goals for the year. The actual award increased or decreased in relation to the target award, depending on the actual results. The Committee recommended a bonus award for each executive officer based on the targets and the performance measures noted above. The Board had final approval authority for these awards. Mr. Richard Thomas was awarded the same bonus as he received the prior year pursuant to the agreement entered into in connection with his resignation as an executive officer.

LONG-TERM COMPENSATION

  Long-term compensation is an integral element of the Corporation's executive compensation philosophy because the Committee believes that stock ownership by senior management and stock-based performance-compensation arrangements enhance shareholder value. The Corporation's long-term compensation strategy includes a blend of stock compensation. For 1996, awards by the Committee consisted of non-qualified stock options, restricted stock awards (RSAs), restricted stock units (RSUs) and phantom stock units (PSUs). These awards were consistent with ranges in the revenue group of competitive companies which were approved by the Committee. In accordance with the 1996 modifications to the executive compensation philosophy, the stock option ranges position the Corporation at the median of the market for these companies while the performance-based restricted stock awards allow for total long-term compensation to reach the 75th percentile for this market if the business achieves prescribed performance standards over the long term.

  A significant portion of executive compensation is represented by stock options granted at fair market value which the Committee believes provide a strong tie to shareholder interests. In January 1996, Mr. Crockett was awarded 120,000 such stock options in his capacity as Chief Executive Officer at the time. This award was within the competitive range approved by the Committee. Pursuant to the terms of her employment agreement, on October 17, 1996, Mrs. Alewine was granted 150,000 stock options at fair market value in recognition of her promotion to Chief Executive Officer. She will not be eligible for another stock option grant until 1998.

  Stock options were also granted to the other Named Executive Officers in January 1996 as reflected in the table below setting forth 1996 option grants. These stock option awards were determined on the basis of two factors. First, the Committee established target award guidelines for each executive officer based on a percentage of that officer's base salary. Second, the Committee approved the actual awards for each executive officer based on these guidelines and performance recommendations made by Mr. Crockett when he was Chief Executive Officer based on his evaluation of each officer's performance for 1995.

  RSAs are restricted shares of COMSAT stock which are granted to executive officers and selected key employees as a retention device based on the vesting schedule established by the Committee for each grant. The vesting of RSAs is subject to both a length of service requirement and the achievement of objective performance-based criteria which have been approved by the Committee. The percent of the award earned is based on the level of achievement of the performance objectives over the performance period established by the Committee. The RSAs earned then become subject to vesting over an additional 1, 2 and 3 years at the rate of 20%, 40% and 40%, respectively. In January 1996, Mr. Crockett received 20,000 RSAs in recognition of his position as CEO at the time and his performance in that position during 1995, which award was designed to put more of his total compensation at risk in the form of long-term compensation. The other Named Executive Officers also received RSAs in January 1996 as shown in the Summary Compensation Table, the number of which in each case was consistent with the guidelines approved by the Committee.

  The performance-based criteria applicable to RSAs are intended to ensure the Federal tax deductibility under Section 162(m) of the Internal Revenue Code of compensation paid to the Corporation's executive officers pursuant to RSAs. The Corporation intends to preserve the tax deductibility under Section 162(m) of all compensation paid to its executive officers.

  RSUs and PSUs are equivalent in value to shares of COMSAT stock and vest after 3 years. In January 1996, the Committee awarded 5,520 PSUs to Mr. Crockett in his position as the Chief Executive Officer in lieu of $80,000 of the cash bonus that otherwise would have been paid to him for 1995 under the Annual Incentive Plan. As part of the modification of the executive compensation philosophy, PSUs have been eliminated and annual bonus awards are being paid solely in cash beginning with the 1996 bonuses reported in this Proxy Statement. Pursuant to the terms of her employment agreement, Mrs. Alewine was granted 5,000 RSUs on October 17, 1996 in recognition of her promotion to Chief Executive Officer.

COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT

Edwin I. Colodny, Chairman
Neal B. Freeman
Caleb B. Hurtt
Robert G. Schwartz
C.J. Silas
Dolores D. Wharton

March 20, 1997

                            EXECUTIVE COMPENSATION

  The following table shows the compensation for the three fiscal years ended December 31, 1996 received by (1) Mrs. Alewine, the Chief Executive Officer since July 19, 1996; (2) the other four most highly compensated executive officers of the Corporation who were serving as such at year-end 1996; (3) Mr. Crockett, who served as the Chief Executive Officer until July 19, 1996; and
(4) Richard E. Thomas, who resigned as an executive officer on September 20, 1996 and whose compensation would have been reportable but for the fact that he was not an executive officer of the Corporation at year-end 1996 (the Named Executive Officers).

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-
                                   ANNUAL COMPENSATION               TERM COMPENSATION
                              ------------------------------------ ---------------------
                                                         OTHER     RESTRICTED SECURITIES        ALL
                                                         ANNUAL      STOCK    UNDERLYING       OTHER
       NAME AND                SALARY      BONUS      COMPENSATION  AWARD(S)   OPTIONS      COMPENSATION
  PRINCIPAL POSITION     YEAR   ($)        ($)(5)        ($)(7)      ($)(8)     (#)(9)        ($)(11)
------------------------ ---- --------    --------    ------------ ---------- ----------    ------------
Betty C. Alewine,        1996 $355,846    $189,111      $ 3,238    $  238,188  210,000        $ 20,799
 President & Chief       1995  226,923     142,993          448       178,363   55,000          20,536
 Executive Officer       1994  210,000     198,792          387       562,788   80,000          22,429
John V. Evans,           1996  195,000      55,865        7,284        63,000   25,000          72,072
 Chief Technical         1995  184,000      52,998        6,103       123,061   25,000          55,348
 Officer                 1994  184,000      79,861        4,405       288,338   30,000          55,691
Allen E. Flower,         1996  180,000      73,301       60,122        90,000   35,000          31,578
 Vice President and      1995  145,000      46,483            0       121,563    7,000          10,053
 Chief Financial Officer 1994  134,039      41,500            0        81,438    5,000          12,366
Charles Lyons, (1)       1996  507,500(4)  256,926       62,399             0        0          54,524
 President, Ascent       1995  328,461     169,371        1,886       382,113  352,500(10)     283,904
 Entertainment Group,    1994  210,000     195,028          992       562,788   80,000          33,775
 Inc.
Warren Y. Zeger,         1996  196,551     181,487(6)     2,422        63,000   30,000          25,871
 Vice President,         1995  184,050      71,196        2,755       123,061   30,000          23,677
 General Counsel and     1994  179,999      97,376       12,431       301,813   60,000          24,801
 Secretary
Bruce L. Crockett, (2)   1996  433,173      20,244        5,017       459,360  120,000          27,892
 Former President &      1995  350,000     181,112        6,142       547,091  130,000         114,293
 Chief Executive Officer 1994  350,000     366,912       28,930     1,139,050  200,000         123,303
Richard E. Thomas, (3)   1996  315,016     140,000          440        90,000   40,000           5,073
 Retired President,      1995  315,071     140,000            0       239,680   55,000           6,648
 COMSAT RSI, Inc.        1994  181,740     150,000            0       431,281   80,000           4,251

--------
(1) Effective as of June 27, 1997, the distribution date for the spin-off of COMSAT's ownership interest in Ascent, Mr. Lyons is no longer deemed to be an executive officer of COMSAT.
(2) Mr. Crockett resigned as President and Chief Executive Officer of the Corporation in July 1996. His compensation for 1996 includes amounts paid after that date pursuant to an agreement with the Corporation. See "Agreements with Executive Officers."

(3) Mr. Thomas became an executive officer on June 3, 1994, when he became President, COMSAT RSI, Inc., upon consummation of the acquisition of Radiation Systems, Inc. His compensation for 1994 reflects amounts paid after that date. Mr. Thomas resigned in September 1996. His compensation for 1996 reflects amounts paid after that date pursuant to an agreement with the Corporation. See "Agreements with Executive Officers."

(4) Includes, $7,500 which Mr. Lyons received in 1996 as a retroactive pay increase for 1995.

 (5) Bonus for 1996 for each Named Executive Officer, as indicated below, includes: (i) unused credits under the Corporation's cafeteria plan that were paid in cash to the Named Executive Officers; and (ii) time off buy-back under the Corporation's cafeteria plan that was paid in cash to the Named Executive Officers. Bonus for Mr. Lyons for 1996 also includes $149,435 of relocation expenses paid to him as a result of the relocation of Ascent's offices to Denver.

                                                                UNUSED  TIME OFF
                                                                CREDITS BUY-BACK
                                                                ------- --------
      Mrs. Alewine............................................. $ 9,111 $     0
      Dr. Evans................................................   4,695   1,170
      Mr. Flower...............................................   4,701   3,600
      Mr. Lyons................................................  22,491  10,000
      Mr. Zeger................................................   7,725   3,762
      Mr. Crockett.............................................  20,244       0
      Mr. Thomas...............................................       0       0

 (6) The bonus reflected for Mr. Zeger for 1996 includes a special performance-based spot bonus in the amount of $100,000.

 (7) With the exception of Mr. Flower, Other Annual Compensation shown for 1994, 1995 and 1996 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10 percent of individual combined salary and bonus for the Named Executive Officer in each year. For Mr. Flower, Other Annual Compensation for 1996 includes $30,000 for club membership fees.

 (8) Includes restricted stock awards (RSAs), restricted stock units (RSUs) and phantom stock units (PSUs). Dividends are paid on RSAs. Half of the RSAs granted to Named Executive Officers in 1994 were forfeited in 1996 based on the non-satisfaction of certain required performance measures during 1994 and 1995. Dividend equivalents are paid on RSUs and PSUs. The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers as of December 31, 1996, are as follows:

                                                        NUMBER OF    VALUE AS OF
                                                      RSAS/RSUS/PSUS  12/31/96
                                                      -------------- -----------
      Mrs. Alewine...................................     62,305     $1,483,638
      Dr. Evans......................................     15,510        369,332
      Mr. Flower.....................................     12,550        298,847
      Mr. Lyons......................................     60,305      1,436,013
      Mr. Zeger......................................     26,000        619,125
      Mr. Crockett...................................    121,380      2,890,361
      Mr. Thomas.....................................     26,515        631,388

   The amounts shown are the actual number of RSAs, RSUs or PSUs held as of December 31, 1996 and have not been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. In lieu of receiving a distribution of Ascent stock, all outstanding RSAs, RSUs and PSUs held on that date were adjusted by multiplying the number of shares or units held by an adjustment ratio of 1.2402.

 (9) All options shown are the actual number of options granted in 1996 and have not been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options held on that date were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402.

(10) Includes options to acquire 55,000 shares of the Corporation's Common Stock and options to acquire 297,500 shares of Ascent's common stock.

(11) All Other Compensation for 1996 includes the following elements: (i) contributions by the Corporation to the Corporation's 401(k) Plan on behalf of the Named Executive Officers; (ii) above-market interest accrued for the Named Executive Officers under the Corporation's Deferred Compensation Plan; and (iii) life insurance premiums for the Named Executive Officers. The life insurance premiums shown for Mr. Thomas represent the premiums paid by the Corporation with respect to a term life insurance policy for him. The life insurance premiums shown for the other Named Executive Officers represent split dollar premiums which include (i) the value of the premiums paid by the Corporation with respect to the term life insurance portion of the policy for each Named Executive Officer, determined under the P.S. 58 table published by the Internal Revenue Service, and (ii) the value of the benefit to each Named Executive Officer of the remainder of the premiums paid by the Corporation, determined by calculating the present value of the cumulative interest payments that would be made based on the assumption that the premiums were loaned to each Named Executive Officer at an interest rate of 7.5% until the Named Executive Officer reaches the normal retirement age of 65, at which time the policy splits and the premiums are refunded to the Corporation.

                                                          ABOVE-
                                            401(K) PLAN   MARKET  LIFE INSURANCE
                                           CONTRIBUTIONS INTEREST    PREMIUMS
                                           ------------- -------- --------------
      Mrs. Alewine........................    $4,500     $ 6,680     $ 9,619
      Dr. Evans...........................     4,244      58,717       9,111
      Mr. Flower..........................     4,500       8,385      18,693
      Mr. Lyons...........................     4,500      34,648      15,376
      Mr. Zeger...........................     4,500       5,380      15,991
      Mr. Crockett........................       346           2      27,544
      Mr. Thomas..........................         0           0       5,073

OPTION GRANTS

  The following table sets forth information on options granted to the Named Executive Officers in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                             NUMBER OF
                             SECURITIES      % OF TOTAL
                         UNDERLYING OPTIONS    OPTIONS    EXERCISE
                              GRANTED        GRANTED TO     PRICE   EXPIRATION    GRANT DATE
NAME                           (#)(1)       EMPL IN FY(2) ($/SH)(3)    DATE    PRESENT VALUE(4)
----                     ------------------ ------------- --------- ---------- ----------------
Betty C. Alewine........       60,000            7.12%    $18.0000   01/19/06     $  286,200
                              150,000           17.79      22.4375   10/17/06      1,149,000
John V. Evans...........       25,000            2.97      18.0000   01/19/06        119,250
Allen E. Flower.........       35,000            4.15      18.0000   01/19/06        166,950
Charles Lyons...........            0              --           --         --             --
Warren Y. Zeger.........       30,000            3.56      18.0000   01/19/06        143,100
Bruce L. Crockett.......      120,000           14.23      18.0000   01/19/06        572,400
Richard E. Thomas.......       40,000            4.74      18.0000   01/19/06        190,800

--------
(1) Except for the second option grant to Mrs. Alewine, the options shown were granted on January 19, 1996 to acquire the Corporation's Common Stock. The second option grant to Mrs. Alewine was made on October 17, 1996. All options granted in 1996 vest as follows: 25% on the first anniversary of the date of grant; another 25% on second anniversary of the date of grant; and the remaining 50% on the third anniversary of the date of grant. All options shown are the actual number of options granted in 1996 and have not been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options held on that date were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402.

(2) The total number of COMSAT options granted to key employees in 1996 was 843,150.

(3) The exercise price shown is the exercise price at the time of grant in 1996 without adjustment to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. The exercise price for all options outstanding on that date was adjusted by dividing the exercise price by 1.2402.

(4) The Corporation used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: a dividend yield of 3.39% for the January grants and 3.32% for the October grant; stock price volatility of 0.28 for the January grants and 0.36 for the October grant; a seven-year option term; a risk-free rate of return of 5.48% for the January grants and 6.26% for the October grant; a retention discount of 3.39% for the January grant and 3.32% for the October grant; and the vesting schedule described in footnote 1 above. The use of this model is in accordance with SEC rules; however, the actual value of an option realized will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information on (1) options exercised by the Named Executive Officers in 1996, and (2) the number and value of their unexercised options as of December 31, 1996.

        AGGREGATED OPTION EXERCISES IN 1996 AND 12/31/96 OPTION VALUES

                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES             UNDERLYING UNEXERCISED         IN-THE-MONEY
                         UNDERLYING           OPTIONS AT 12/31/96 (1)     OPTIONS AT 12/31/96
                          OPTIONS    VALUE   ------------------------- -------------------------
                         EXERCISED  REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                        (#)       ($)        (#)          (#)          ($)          ($)
----                     ---------- -------- ----------- ------------- ----------- -------------
Betty C. Alewine........        0   $      0   165,984      291,250     $500,802     $ 740,625
John V. Evans...........    5,000    120,156    49,938       58,750      210,399       229,688
Allen E. Flower.........    2,000      8,685    28,450       42,750      247,768       227,063
Charles Lyons...........        0          0   137,750       81,250      133,250       185,625
                                0          0         0      297,500(2)         0             0
Warren Y. Zeger.........    1,000     11,719   104,144       82,500      116,411       275,625
Bruce L. Crockett.......   11,400     57,342   332,500      317,500      146,250     1,136,250
Richard E. Thomas.......        0          0    53,750      121,250       61,875       418,125

--------
(1) The amounts shown are the actual number of exercisable or unexercisable options at December 31, 1996 and have not been adjusted to give effect to the Ascent spin-off to COMSAT shareholders on June 27, 1997. All outstanding options held on the date of the spin-off were adjusted by multiplying the number of options held by an adjustment ratio of 1.2402.

(2) Option to acquire Ascent stock. All other options shown are to acquire COMSAT stock.

PENSION PLANS

  The following table shows the estimated annual benefits payable upon retirement under the Corporation's Retirement Plan to persons in the salary and years-of-service classifications specified. The Internal Revenue Code limits the annual benefits payable under the Retirement Plan. Under this limitation, the maximum annual benefit for 1996 is $120,000.

                            ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT
                          -----------------------------------------------------
                                            YEARS OF SERVICE
                          -----------------------------------------------------
AVERAGE ANNUAL SALARY           15        20         25         30         35
---------------------     --------- ---------- ---------- ---------- ----------
$100,000................. $  25,520 $   38,056 $   43,290 $   52,176 $   59,007
 150,000.................    39,645     58,501     67,415     81,301     91,882
 200,000.................    51,307     76,483     89,077    107,963    120,000
 250,000.................    60,095     91,591    107,865    120,000    120,000
 300,000.................    67,095    104,911    120,000    120,000    120,000
 350,000.................    74,095    118,231    120,000    120,000    120,000
 400,000.................    81,095    120,000    120,000    120,000    120,000
 450,000.................    88,095    120,000    120,000    120,000    120,000
 500,000.................    95,095    120,000    120,000    120,000    120,000

  The compensation covered by the Retirement Plan includes only base salary. Benefits are determined on a straight life annuity basis under a formula based on length of service and average annual base salary for the highest five consecutive years during the final 10 years of employment. Prior to 1989, benefits were offset by a portion of each participant's estimated Social Security benefits. Beginning in 1989, each participant accrues a benefit at a specified percentage of salary up to the Social Security wage base, and at a higher percentage of salary above the Social Security wage base. The years of credited service for the Named Executive Officers as of December 31, 1996 are:
10 for Mrs. Alewine; 13 for Dr. Evans; 27 for Mr. Flower; 5 for Mr. Lyons; 21 for Mr. Zeger; and 16 for Mr. Crockett. Mr. Thomas was not a participant in the Retirement Plan, and Mr. Lyons ceased accruing benefits under the Retirement Plan as of December 31, 1995.

  The Corporation also maintains the Insurance and Retirement Plan for Executives (the Supplemental Retirement Plan), which covers those executive officers and other key employees who are designated by the Board of Directors to participate. The Supplemental Retirement Plan provides an annuity for life equal to 60% (70% for the Chief Executive Officer) of the participant's average annual compensation (salary and incentive compensation) during the 48 consecutive months of highest compensation (or during all consecutive months of employment if the participant has been employed less than 48 months), offset by pension benefits payable under the Retirement Plan, the qualified retirement plans of former employers, Social Security, and government and military pensions.

  Payment begins upon the participant's normal retirement at age 65 under the Supplemental Retirement Plan. A participant may retire as early as age 55 (but only with the Board's consent if before age 62) and receive an annuity reduced by 3% for each year payment begins before age 62. For employees who became participants in the Supplemental Retirement Plan before January 1, 1993, benefits vest ratably over the first five years of the participant's service. For employees who become participants in the Supplemental Retirement Plan on or after January 1, 1993, benefits are 50% vested after five years of service and then vest an additional 10% per year over the following five years of service, provided that the sum of the participant's age and years of service equals 60.

  The annual benefits payable upon retirement at age 65 based upon the 48 consecutive months of highest compensation as of December 31, 1996 for each of the Named Executive Officers under the Supplemental Retirement Plan are:
$270,173 for Mrs. Alewine; $102,945 for Dr. Evans; $42,313 for Mr. Flower; $86,001 for Mr. Zeger; and $251,605 for Mr. Thomas. Mrs. Alewine and Messrs. Evans, Flower, Zeger and Thomas are each 100% vested in the Plan. Mr. Lyons is not a participant in the Plan. For description of the annual benefits payable to Mr. Crockett upon retirement, see "Agreements with Executive Officers."

AGREEMENTS WITH EXECUTIVE OFFICERS

  The Corporation and Mrs. Alewine have entered into an employment agreement dated July 19, 1996 which provides for successive three-year terms from each successive day thereafter until July 19, 2003. The agreement provides for a base salary of $450,000 for the first year, with an increase to $500,000 in the second year, subject to further increases at the discretion of the Corporation's Board of Directors. Mrs. Alewine is eligible for an annual bonus based on performance measures determined by the Board's Compensation Committee with a target bonus equal to 70% of Mrs. Alewine's base salary. Pursuant to the agreement, on October 17, 1996, Mrs. Alewine was granted (i) an option to purchase 150,000 shares of the Corporation's common stock at a price equal to the market value of the stock on the grant date, which vests 25% after one year, another 25% after the second year and the remaining 50% after the third year; and (ii) 5,000 restricted stock units which vest after three years. Mrs. Alewine was also granted 20,000 restricted stock awards on February 20, 1997 pursuant to the agreement which are subject to the same terms as restricted stock awards made to other executives of the Corporation on that date.

  If Mrs. Alewine's employment is terminated without "cause," or if Mrs. Alewine elects to terminate her employment for "good reason" (both as defined in the agreement), Mrs. Alewine will be entitled to receive the following for three years from her termination date or until July 19, 2003, whichever is earlier, but in no case for less than one year following termination: (i) her then current base salary; (ii) an annual bonus equal to 70% of her then current base salary; and (iii) all other benefits provided for pursuant to the agreement, which shall be deemed fully and immediately vested if subject to vesting. The agreement provides that if Mrs. Alewine's employment is not renewed after July 19, 2003 or is terminated before then either by Mrs. Alewine for "good reason" or by the Corporation without "cause," Mrs. Alewine will be entitled to begin receiving retirement benefits at age 55 under the Insurance and Retirement Plan for Executives at the actuarially reduced rate for early retirement, subject to the Board's discretion to waive such reduction.

  The Corporation and Mr. Flower have entered into a three-year employment agreement dated April 18, 1997. Pursuant to the agreement, Mr. Flower's base salary is $210,000 per year, subject to increases at the discretion of the Corporation's Board of Directors. Mr. Flower is eligible for an annual bonus based on performance measures determined by the Board's Compensation Committee with a target bonus equal to 50% of his base salary. If Mr. Flower's employment is terminated without "cause," or if Mr. Flower elects to terminate his employment for "good reason" (both as defined in the agreement), Mr. Flower will be entitled to receive the following until the later of one year from his termination date or April 17, 2000: (i) his then current base salary;
(ii) an annual bonus equal to 50% of his then current base salary; and (iii) all other benefits provided for pursuant to the agreement, which shall be deemed fully and immediately vested if subject to vesting. The agreement provides that if Mr. Flower's employment is not renewed after April 17, 2000, Mr. Flower will be entitled to receive (i) the benefits described in the preceding sentence for one year thereafter and (ii) retirement benefits under the Insurance and Retirement Plan for Executives beginning on May 1, 2000 at the actuarially reduced rate for early retirement, subject to the Board's discretion to waive such reduction. If Mr. Flower's employment is terminated by Mr. Flower for "good reason" or by the Corporation without "cause" before he attains age 55, Mr. Flower will be entitled to begin receiving retirement benefits under the plan at age 55 at the actuarially reduced rate for early retirement, again subject to the Board's discretion to waive such reduction. In the event that Mr. Flower dies after his employment terminates but before his retirement benefits begin, his spouse will receive the death benefits provided in the plan for participants who die while employed by the Corporation.

  The Corporation and Mr. Zeger have entered into a five-year employment agreement dated April 18, 1997. Pursuant to the agreement, Mr. Zeger's base salary is $230,000 per year, subject to increases at the discretion of the Corporation's Board of Directors. Mr. Zeger is eligible for an annual bonus based on performance measures determined by the Board's Compensation Committee with a target bonus equal to 50% of his base salary. If Mr. Zeger's employment is terminated without "cause," or if Mr. Zeger elects to terminate his employment for "good reason" (both as defined in the agreement), Mr. Zeger will be entitled to receive the following until April, 2002: (i) his then current base salary; (ii) an annual bonus equal to 50% of his then current base salary; and (iii) all other benefits provided for pursuant to the agreement, which shall be deemed fully and immediately vested if subject to vesting. The agreement provides that if Mr. Zeger's employment is not renewed after April 17, 2002 or is terminated before then either by Mr. Zeger for "good reason" or by the Corporation without "cause," Mr. Zeger will be entitled to begin receiving retirement benefits at age 55 under the Insurance and Retirement Plan for Executives at the actuarially reduced rate for early retirement, subject to the Board's discretion to waive such reduction. In the event that Mr. Zeger dies after his employment terminates but before his retirement benefits begin, his spouse will receive the death benefits provided in the plan for participants who die while employed by the Corporation.

  Effective as of June 27, 1997, the distribution date for the spin-off of COMSAT's ownership interest in Ascent, Mr. Lyons is no longer deemed to be an executive officer of COMSAT. Subsequent to the spin-off, Mr. Lyons entered into a new employment agreement with Ascent. The following is a summary of the terms of Mr. Lyons' employment agreement prior to the spin-off while he was deemed to be an executive officer of COMSAT. Ascent and Mr. Lyons entered into a five-year employment agreement that became effective upon completion of Ascent's initial public offering on December 18, 1995. Pursuant to the agreement, Mr. Lyons' base salary was $500,000 per year, subject to increases at the discretion of Ascent's board of directors. Mr. Lyons was also eligible for an annual bonus based on performance measures determined by Ascent's compensation committee with a target bonus equal to 70% of Mr. Lyons' base salary. Pursuant to the agreement, Mr. Lyons was granted an option to purchase 297,500 shares of Ascent's common stock, which represented 1% of Ascent's outstanding stock upon completion of Ascent's initial public offering, at the offering price of $15 per share. The option was to have vested 10% after one year, an additional 15% after two years and an additional 25% each year thereafter until fully vested. Until the third anniversary of the grant, Mr. Lyons was not to have been eligible for any further option grants. Pursuant to the agreement, Mr. Lyons' participation in COMSAT's executive compensation plans ceased and Mr. Lyons participated in benefit plans offered to executives of Ascent. However, existing COMSAT stock and option awards granted to Mr. Lyons continue to vest according to their respective vesting schedules as long as Mr. Lyons is employed by Ascent.

  If Mr. Lyons' employment had terminated without "cause" (as defined in the agreement), or if Mr. Lyons elected to terminate his employment as a result of certain events defined in the agreement with the effect of a constructive termination, Mr. Lyons would have been entitled, for the remainder of the term of the agreement as if the agreement had not been terminated, to receive: (i) his then current base salary; (ii) an annual bonus equal to 70% of his then current base salary; and (iii) all other benefits provided for pursuant to the agreement; provided that if Mr. Lyons became employed during such period, any compensation from such employment would have offset up to 50% of the amounts owed by Ascent pursuant to the agreement. In addition, Mr. Lyons' employment agreement provided that upon a "Change of Control Event" (as defined in the agreement), Mr. Lyons would be entitled to elect to terminate his employment with Ascent and receive the same benefits described in the preceding sentence. A "Change of Control Event" was defined as an affirmative determination, either jointly by Mr. Lyons and the board of directors of Ascent or pursuant to an arbitration which Mr. Lyons had the right to invoke, that any "change of control" of Ascent (defined as an event as a result of which a person or entity other than COMSAT owned 50% or more of the voting stock of Ascent) or prospective change of control would have been reasonably likely to have a materially detrimental effect on either the day-to-day circumstances of Mr. Lyons' employment or the compensation payable to Mr. Lyons under such agreement.

  Ascent and Mr. Lyons amended and restated Mr. Lyons' employment agreement on November 18, 1996. The material changes were (i) Mr. Lyons' stock options to purchase 297,500 shares of common stock of Ascent were to have vested immediately upon a "change of control," as defined above, or if Ascent was no longer publicly traded; (ii) Ascent agreed to use its best efforts to cause 100% of Mr. Lyons' COMSAT stock awards to vest upon a "change of control";
(iii) if Mr. Lyons' employment with Ascent was not renewed at the end of his term of employment, he would be retained as a consultant to Ascent for 18 months with full pay and benefits; and (iv) upon a termination of the agreement upon which Mr. Lyons received continued benefits, such benefits would continue for the longer of the remainder of the term or one year after termination.

  In connection with Mr. Crockett's resignation as President and Chief Executive Officer of the Corporation on July 19, 1996, the Corporation and Mr. Crockett entered into an agreement, which provided that he would remain an employee, and would continue to receive salary at the same rate and to participate in the Corporation's executive benefit plans, until January 31, 1998. The agreement provided, however, that Mr. Crockett would not be eligible for any bonuses or stock-based awards during this period. In accordance with their terms, the existing stock options and other stock-based awards granted to Mr. Crockett would have continued to vest during this period but any unvested options or awards would be forfeited after January 31, 1998 and options exercisable as of such date would have terminated if not exercised within three months thereafter, or such later date as provided in the option agreement. As executed, the agreement also provided that when Mr. Crockett reached age 55 in April 1999, he would be entitled to begin receiving retirement benefits under the Insurance and Retirement Plan for Executives at a reduced rate determined in accordance with the plan's early retirement and termination of employment factors. The agreement also provided that in the event that Mr. Crockett died after his employment terminated but before his retirement benefits began, his spouse would be entitled to receive the death benefits provided in the plan for participants who die while employed by the Corporation.

  Mr. Crockett's salary continuation and benefits under the agreement were specifically conditioned upon his agreement not to disparage, harm, compete with or disclose confidential information about COMSAT (or its directors and officers) during the term of the agreement. In April 1997, COMSAT filed suit against Mr. Crockett alleging, among other things, that he had breached his agreement with COMSAT. COMSAT has terminated the agreement with Mr. Crockett. In June 1997, COMSAT dismissed the suit against Mr. Crockett without prejudice to refile at a later date.

  In connection with his resignation as President of COMSAT RSI, Inc. on September 20, 1996, the Corporation and Richard Thomas entered into an agreement which amends and supersedes Mr. Thomas' employment agreement with the Corporation. Under the agreement, Mr. Thomas remained an employee, and continued to receive salary and participated in the Corporation's executive benefit plans until June 3, 1997, the date on which his employment agreement terminated, at which time he retired. Pursuant to the agreement, Mr. Thomas received a bonus of $90,000 in February 1997 but was not eligible for any stock-based awards during the term of the agreement. In accordance with their terms, the existing stock options and other stock-based awards granted to Mr. Thomas continued to vest during that period and became fully vested on his retirement to the extent not previously vested. The agreement also provided for Mr. Thomas to receive the $100,000 retention bonus payable on June 3, 1997 under his prior employment agreement. Mr. Thomas is entitled to receive retirement benefits under the Insurance and Retirement Plan as a result of his retirement. The agreement provided for the retention bonuses of $150,000 previously paid to Mr. Thomas under his employment agreement and the $100,000 retention bonus paid upon his retirement to be included in the compensation which was taken into account in calculating his retirement benefits under the Plan.

CHANGE IN CONTROL ARRANGEMENTS

  Certain of the Corporation's benefit and compensation programs have provisions that are intended to assure the continuity and stability of management and the Board of Directors necessary to protect shareholders' interests, and to protect the rights of the participants under those programs, in the event of a "Change of Control" of the Corporation. A "Change of Control" for this purpose is defined in the same manner as described above under the caption "Directors' Compensation." The following actions will take place upon the occurrence of a Change of Control: (1) the vesting of all stock options, RSAs, RSUs and PSUs will be accelerated under the Corporation's 1990 and 1995 Key Employee Stock Plans and Annual Incentive Plan; (2) the deferred compensation accounts under the Corporation's Directors and Executives Deferred Compensation Plan, Annual Incentive Plan and Non-Employee Directors Stock Option Plan will become immediately payable; (3) participants in the Split Dollar Insurance Plan will receive fully-paid individual policies; (4) directors will receive an immediate lump sum payment of their accrued benefits under the Directors Retirement Plan using present value assumptions; and (5) participants in the Corporation's Insurance and Retirement Plan for Executives will become vested in their accrued benefits under the plan and will receive an immediate lump sum payment using present value assumptions.

  The Board of Directors retains the authority under the Change-of-Control provisions to determine that the provisions should not apply to a particular transaction. In the event of such a determination, the vesting of stock awards and the payment of various plan benefits would not be accelerated. This feature is intended to afford the Board of Directors flexibility in structuring transactions and to encourage negotiated transactions.

                               PERFORMANCE GRAPH

  The following line graph compares the cumulative total shareholder return for the Corporation's Common Stock with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index constructed by the Corporation for the five fiscal years beginning on January 1, 1992, and ending on December 31, 1996.

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                   COMSAT, S&P 500 INDEX & PEER GROUP INDEX

      (ASSUMES $100 INVESTED ON DECEMBER 31, 1991 & DIVIDENDS REINVESTED)

                                                            PEER
Measurement Period                             S&P          GROUP
(Fiscal Year Covered)        COMSAT            500 INDEX    INDEX
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1991    $100.00           $100.00      $100.00
FYE 12/31/1992               $143.00           $108.00      $118.00
FYE 12/31/1993               $184.00           $118.00      $134.00
FYE 12/31/1994               $119.00           $120.00      $127.00
FYE 12/31/1995               $123.00           $165.00      $180.00



--------
* Peer Group consists of three S&P Industry Groups: Telecommunications (Long-Distance) (AT&T Corporation, MCI Communications Corporation and Sprint Corporation); Telephone Companies (Ameritech Corp., Bell Atlantic Corp., BellSouth Corp., GTE Corp., NYNEX Corp., Pacific Telesis Group, Inc., SBC Communications Inc., and US West Corp.); and Entertainment (The Walt Disney Company, King World Productions Inc. and Viacom Inc.).

             ITEM 3. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The shareholders will vote at the meeting to appoint independent public accountants to audit and certify to the shareholders the financial statements of the Corporation for the fiscal year ending December 31, 1997. The Board of Directors has recommended the appointment of Deloitte & Touche LLP as such independent public accountants; they acted in such capacity for fiscal year 1996. Representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

  THE DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES SOLICITED BY THE MANAGEMENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES. FOR APPROVAL, THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING.

                         ITEM 4. SHAREHOLDER PROPOSAL

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 200 shares of Common Stock of the Corporation, has given notice that she will introduce the following resolution at the meeting:

RESOLVED: "That the stockholders of COMSAT assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

"(a) The handing of contribution cards of a single political party to an employee by a supervisor.

"(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

"(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

"(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

"(e) Placing a preponderance of contribution cards of one party at mail station locations."

And if the Company engages in none of the above, to disclose this each quarter to ALL shareholders."

REASONS: "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Onio) News has condemned partisan solicitation for political purposes by managers in
a local company (not    )."

"If you AGREE, please mark your proxy FOR this resolution."

  THE DIRECTORS OPPOSE THIS PROPOSAL.

  COMSAT Corporation has a strong record of supporting the political process in a bipartisan manner. To the knowledge of the directors and management of the Corporation, the types of practices described in the proposal as "to be avoided" have not occurred at the Corporation. The Corporation has directors who have served as political appointees of both Democratic and Republican administrations, which promotes a corporate culture of bi-partisanship.

  The COMSAT Political Action Committee (PAC), which is funded by voluntary contributions from employees, contributes to candidates of both of the two major political parties. Employees are not required to contribute to the COMSAT PAC. The COMSAT PAC solicits contributions once a year, and informs employees that all contributions are entirely voluntary.

  In light of the Corporation's past history of bi-partisanship, the Board of Directors believes that the resolution is unnecessary. If passed, the resolution would create an administrative quarterly reporting burden without resulting in any real benefit to shareholders. Other companies, including the Corporation's competitors, would not be subject to similar reporting requirements and the related compliance burden and associated costs. For those reasons, the company recommends that shareholders vote "no."

  IT IS RECOMMENDED THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE MANAGEMENT WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES. FOR APPROVAL, THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO BE VOTED AT THE MEETING.

                                 OTHER MATTERS

  At July 8, 1997, the management knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment. In accordance with the Corporation's By-Laws, proposals by shareholders were required to be received no later than May 1, 1997 to be considered at the 1997 Annual Meeting. See "Item 1. Election of Directors--Requirements for Nominations and Shareholder Proposals."

  The Corporation will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Corporation's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Corporation also has retained D. F. King & Co., Inc., of New York, N.Y., to assist in the solicitation, at a cost of $5,000. The Corporation will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

  The Corporation contemplates that the 1998 Annual Meeting will be held on or about May 15, 1998. Shareholders wishing to submit proposals for consideration at the 1998 Annual Meeting should submit them in writing to the Secretary, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817, to be received no later than January 15, 1998.

  This proxy statement is provided by direction of the Board of Directors.

                                               /s/ Warren Y. Zeger
                                                   Warren Y. Zeger
                                           Vice President, General Counsel
                                                    and Secretary

July 15, 1997

  A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION FOR 1996 ON FORM 10-K, AS AMENDED, WITH A LIST OF THE EXHIBITS, WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK UPON RECEIPT OF A WRITTEN REQUEST ADDRESSED TO: SHAREHOLDER SERVICES, COMSAT CORPORATION, 6560 ROCK SPRING DRIVE, BETHESDA, MARYLAND 20817. ANY EXHIBIT WILL BE PROVIDED UPON PAYMENT OF THE REASONABLE COST OF PROVIDING SUCH EXHIBIT.

                                  DIRECTIONS
                              MONTGOMERY COLLEGE
                         PERFORMING ARTS CENTER (PAC)
                              51 MANNAKEE STREET
                             ROCKVILLE, MARYLAND



                        [DIRECTION GRAPHS APPEAR HERE]



 . FROM 1-270 NORTH: Take Exit 6A--West Montgomery Ave. (Rt.
  28). Get in left lane on exit ramp. Cross W. Montgomery Ave. at stoplight onto Nelson St. Follow Nelson St. and proceed through residential area and two stop signs. Turn left at stoplight onto Mannakee St. Go 1/5 mile and turn left onto West Campus Dr. The PAC is on the far right of the parking lot.

 . FROM 1-270 SOUTH: Take Exit 6--West Montgomery Ave. (Rt. 28).
  Turn left at the stoplight at the end of the Exit ramp onto
  W. Montgomery Ave. At the next stoplight, turn left onto Nelson St. Follow Nelson St. and proceed through residential area and two stop signs. Turn left at stoplight onto Mannakee St. Go 1/5 mile and turn left onto West Campus Dr. The PAC is on the right of the parking lot.

 . FROM RT. 355 (ROCKVILLE PIKE/HUNGERFORD DR.): Turn at stoplight onto Mannakee St. (about 1 mile north of the Rockville Metro/Viers Mill Road and about 1 mile south of Gude Drive), then turn right onto South Campus Dr. The PAC is on the right side of the parking lot.

 . Handicapped Parking and the Access Ramp are located on the left side when facing the PAC.

 . Montgomery College-Rockville is located between the Rockville and Shady Grove MetroRail stations and is accessible by MetroBus (Q-2) & Ride-On #46 or #55.

                   [LOGO OF COMSAT CORPORATION APPEARS HERE]

   The 1997 Annual Meeting of Shareholders of COMSAT Corporation will be held at the Performing Arts Center, Montgomery College, 51 Mannakee Street, Rockville, Maryland, on August 15, 1997, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

1. election of 12 directors;

2. action on a proposal to amend the Non-Employee Directors Stock Plan to (i) authorize the grant of share awards or phantom stock units in lieu of cash retainers, and (ii) authorize the Chairman of the Board to elect to receive stock or stock options in lieu of all or a portion of cash compensation;

3. appointment of independent public accountants;

4. action on a shareholder proposal to recommend that the Corporation affirm its political non-partisanship and require the reporting of certain practices; and

5. action on such other matters as may properly come before the meeting or any reconvened session thereof.

   TO BE SURE THAT YOUR VOTE IS COUNTED, WE URGE YOU TO COMPLETE AND SIGN THE PROXY CARD BELOW, AND DETACH AND RETURN IT IN THE POSTAGE PAID ENVELOPE ENCLOSED IN THIS PACKAGE. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Corporation in reducing the expense of additional proxy solicitation.


                            DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

[_]

DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1 THROUGH 3 AND AGAINST PROPOSAL 4.

1. Election of Directors

[_] FOR all nominees listed below

[_] WITHHOLD AUTHORITY to vote for all nominees listed below

[_] * EXCEPTIONS

Nominees: Betty C. Alewine, Marcus C. Bennett, Lucy W. Benson, Edwin I. Colodny,
          Lawrence S. Eagleburger, Neal B. Freeman, Caleb B. Hurtt, Peter W. Likins, Larry S. Schafran, Robert G. Schwartz, Kathryn C. Turner and Guy P. Wyser-Pratte.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           --------------------------------------------------------------------

2. Amendment of Non-Employee Directors Stock Plan.

    FOR [_]      AGAINST [_]    ABSTAIN  [_]

3. Appointment of independent accountants.

    FOR [_]      AGAINST [_]    ABSTAIN  [_]

4. Action on a shareholder proposal relating to political non-partisanship.

    FOR [_]      AGAINST [_]    ABSTAIN  [_]

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any reconvened session thereof.

CHANGE OF ADDRESS AND/OR COMMENTS MARK HERE [_]

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

DATE                   , 1997
       ----------------                       PLEASE MARK VOTES
                                              AS IN THIS EXAMPLE
SIGNED
       -------------------------                     [X]

       -------------------------

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                  DIRECTIONS
                              MONTGOMERY COLLEGE
                         PERFORMING ARTS CENTER (PAC)
                              51 MANNAKEE STREET
                              ROCKVILLE, MARYLAND

   - FROM I-270 NORTH: Take Exit 6A - West Montgomery Ave. (Rt. 28). Get in left lane on exit ramp. Cross W. Montgomery Ave. at stoplight onto Nelson St. Follow Nelson St. and proceed through residential area and two stop signs. Turn left at stoplight onto Mannakee St. Go 1/5 mile and turn left onto West Campus Dr. The PAC is on the right of the parking lot.

   - FROM I-270 SOUTH: Take Exit 6 - West Montgomery Ave. (Rt. 28). Turn left at the stoplight at the end of the exit ramp onto W. Montgomery Ave. At the next stoplight, turn left onto Nelson St. Follow Nelson St. and proceed through residential area and two stop signs. Turn left at stoplight onto Mannakee St. Go 1/5 mile and turn left onto West Campus Dr. The PAC is on the right of the parking lot.

   - FROM RT. 355 (ROCKVILLE PIKE/HUNGERFORD DR.): Turn at stoplight onto Mannakee St. (about 1 mile north of the Rockville Metro/Viers Mill Road and about 1 mile south of Gude Drive), then turn right onto South Campus Dr. The PAC is on the right side of the parking lot.

   - Handicapped Parking and the Access Ramp are located on the left side when facing the PAC.

   - Montgomery College-Rockville is located between the Rockville and Shady Grove MetroRail stations and is accessible by MetroBus (Q-2) & Ride-On #46 or #55.

                              COMSAT CORPORATION
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, AUGUST 15, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Betty C. Alewine, Lucy W. Benson and Robert
G. Schwartz, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of COMSAT Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of its shareholders to be held on August 15, 1997, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 AND AGAINST PROPOSAL 4.

   Your vote for the election of directors may be indicated on the reverse. Nominees are: Betty C. Alewine, Marcus C. Bennett, Lucy W. Benson, Edwin I. Colodny, Lawrence S. Eagleburger, Neal B. Freeman, Caleb B. Hurtt, Peter W. Likins, Larry G. Schafran, Robert G. Schwartz, Kathryn C. Turner and Guy P. Wyser-Pratte.

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THIS PROXY WILL NOT BE USED.
-------------------------------------------------------------------------------
Continued and to be signed and dated on reverse side.
                                                        COMSAT CORPORATION
                                                        P.O. BOX 11141
                                                        NEW YORK, NY, 10203-0141

                                                                   Appendix A





                              COMSAT CORPORATION
                       NON-EMPLOYEE DIRECTORS STOCK PLAN
                       ---------------------------------













            Adopted by the Board of Directors on January 15, 1988,
               and approved by the Shareholders on May 20, 1988






                 Amendments adopted by the Board of Directors
          on March 16, 1990, January 15, 1993, February 16, 1996 and
        July 7, 1997, and approved by the Shareholders on May 18, 1990,
               May 21, 1993, May 17, 1996 [and August 15, 1997]

                               COMSAT CORPORATION
                       NON-EMPLOYEE DIRECTORS STOCK PLAN
                       ---------------------------------



          1.  Purpose.  The purpose of the plan ("Plan") is to advance the
              -------
interests of COMSAT Corporation ("Corporation") and its shareholders by encouraging increased share ownership by members of the Board of Directors ("Board") of the Corporation who are not employees of the Corporation, or any of its subsidiaries. The Plan does this by enhancing the Corporation's ability to attract and retain the services of experienced, able and knowledgeable persons to serve as directors and by providing additional incentive for such directors to make a maximum contribution to the Corporation's success through continuing and increased share ownership in the Corporation.

          2.  Administration.  The Plan shall be administered by the Board.  In
              --------------
addition to its duties with respect to the Plan stated elsewhere in the Plan, the Board shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Board shall be binding upon all persons.

          3.  Shares Covered by the Plan.  Under the Plan, grants of stock
              --------------------------
options ("Options") and retainer awards ("Retainer Awards") will provide the opportunity for eligible members of the Board to acquire shares of the Corporation's common stock without par value ("Common Stock"). Shares of Common Stock which may be delivered on exercise of Options and in satisfaction of Retainer Awards may be previously issued shares reacquired by the Corporation or authorized but previously unissued shares.

          4.  Granting of Options.
              --------------------

              (a) Eligible Directors. Each member of the Board who is not an employee of the Corporation or any of its subsidiaries ("Non-Employee Director") shall be eligible to receive Options in accordance with this Section 4. As used herein, the term "subsidiary" means any corporation at least 40% of whose outstanding voting stock is owned, directly or indirectly, by the Corporation.

              (b) Automatic Grants. An Option to purchase 2,000 shares of Common Stock shall be granted annually at a meeting of the Board held in March (or the next succeeding meeting date if no March meeting is held), beginning in 1988, to each Non-Employee Director who was a director as of the date of the Annual Meeting of Shareholders for the prior year, provided the Non-Employee Director continues in office after the Board meeting date on which the Option is granted. Beginning in 1993, each annual Option grant shall be for 4,000 shares of Common Stock.

              (c) Option Agreement. Each Option shall be evidenced by a written instrument which shall state the terms and conditions of the grant, not inconsistent with the Plan, as the Board in its sole discretion shall determine and approve.

              (d) Option Price. The purchase price for each share of Common Stock subject to an Option shall be 100% (50% for Options granted from 1990 to 1992) of the fair market value of the Common Stock on the date the Option is granted. For this purpose, as well as other purposes under the Plan, fair market value shall be deemed to be the average of the highest and lowest selling prices of Common Stock as reported under New York Stock Exchange-Composite Transactions on the date on which the Option was granted or, if there were no sales of Common Stock on that date, then on the next preceding date on which there were sales.

              (e) Option Duration. Each Option shall expire fifteen years (ten years for Options granted in 1988 and 1989) from the date that it is granted, except that in the instance where a Non-Employee Director dies within the 15th year following the date of grant of an Option, any unexercised portion of the Option will continue to be exercisable for one year following the date of death.

              (f) Nontransferability. An Option shall be nonassignable and nontransferable by a Non-Employee Director other than by will or the laws of descent and distribution. An Option shall be exercisable during the Non-Employee Director's lifetime only by him or his guardian.

          5.  Option Exercises.
              ----------------

              (a) Exercise Timing. Except as provided in Section 5(c) or 5(d) below, each Option shall become exercisable for 50% of the shares of Common Stock covered by the Option after the expiration of one year following the date of grant and exercisable for 100% of the shares covered by the Option after the expiration of two years following the date of grant.

              (b) Method of Exercise. Exercise of each Option granted under the Plan shall be by written notice in the form and manner determined by the Board. Each notice of exercise shall be accompanied by the full purchase price of the shares being purchased pursuant to the exercise. Such payment may be made in cash, check, shares of Common Stock valued using the fair market value as of the date of exercise or a combination thereof.

              (c) Termination of Board Service. If a Non-Employee Director granted an Option ceases to be a member of the Board, any unexercised or partially exercised Options held by such Non-Employee Director shall be exercisable in accordance with the following provisions:

                    (i) if termination of Board service is due to (A) retirement from the Board upon reaching 72 years of age, (B) expiration of the Non-Employee Director's term as a Presidential appointee to the Board,

              (C) failure to stand for reelection to the Board with the Board's consent, or (D) resignation from the Board with the Board's consent, all outstanding Options shall become fully exercisable and shall continue in force for the duration of their respective terms, or

                    (ii) if termination of Board service is due to a Non-
              Employee Director's death, or in the event of a Non-Employee Director's death following termination of Board service for a reason provided in (i) above, all outstanding Options shall become fully exercisable and shall continue in force for one year following the date of death, or

                    (iii) if termination of Board service is for any reason
              other than one of the reasons provided in (i) and (ii) above, all outstanding Options shall terminate immediately.

              (d) Change in Control. Each Option granted under the Plan shall immediately vest and become fully exercisable upon the occurrence of a "Change in Control" of the Corporation. For purposes of this Plan, a "Change in Control" of the Corporation shall be deemed to have occurred upon the happening of any one of the following events:

                    (i) the acquisition by any individual, entity or group
              (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Corporation; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this definition: (A) any acquisitions of voting securities of the Corporation by the Corporation, or (B) any acquisitions of voting securities of the Corporation by any employee benefit or stock ownership plan or related trust sponsored or maintained by the Corporation for the benefit of its employees;

                    (ii) any change in the composition of the Board such that
              the individuals who, as of May 17, 1996, constitute those members of the Board who have been elected by the shareholders of the Corporation in accordance with the provisions of Section 303(a) of the Communications Satellite Act of 1962, as amended (the "Incumbent Directors"), cease for any reason to constitute a majority of the Board at any time; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least three-fourths (3/4) of the then Incumbent Directors shall be considered as though such individual were an Incumbent Director;

                    (iii) approval by the shareholders of the Corporation of a merger, share exchange, swap, consolidation, recapitalization or other business combination involving any other corporation or entity (a "Transaction"), the effect of which would result in the combined voting securities of the Corporation immediately prior to the effectiveness of such Transaction continuing to represent less than sixty percent (60%) of the combined voting power of the voting securities of the Corporation, or of any surviving entity of, or parent entity following, the Transaction, immediately after the effectiveness of the Transaction;

                    (iv) approval by the shareholders of the Corporation of (A)
              a complete liquidation or dissolution of the Corporation, or (B) the sale or disposition by the Corporation of all or substantially all of its assets other than to a corporation or entity with respect to which following such sale or other disposition more than eighty percent (80%) of the then combined voting power of the voting securities of such corporation or entity is, immediately following such sale or disposition, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Corporation upon or immediately before such approval; or

                    (v) any event that would be required to be reported in
              response to Item 6(e) or any successor thereto of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided, however, that none of the events described in clauses (i) through
              (v) shall be deemed to constitute a Change in Control if, prior to the occurrence of such event, the Board adopts a resolution specifically providing that the event shall not be deemed to constitute a Change in Control for purposes of the Plan.

          6.  Granting of Retainer Awards.
          ---------------------------

              (a) Automatic Grants. A Retainer Award of 600 shares of Common Stock shall be granted annually at the first meeting of the Board following the Annual Meeting of Shareholders to each Non-Employee Director who is serving as a director at such Board meeting. Beginning in 1997, each annual Retainer Award shall be for 1,000 shares of Common Stock. Non-Employee Directors who are elected by the Board or appointed by the President of the United States to fill vacancies between Annual Meetings shall receive a prorated Retainer Award, payable at the time of election or appointment, equal to the number of whole shares of Common Stock determined by multiplying (i) the number of full months of service as a director between election or appointment and the next Annual Meeting by (ii) the number 50 (83.33 beginning in 1997).

          (b) Phantom Stock Units. A Non-Employee Director may elect to defer the entire annual Retainer Award to which he or she is entitled under Section 6(a) by filing a deferral election ("Deferral Election"), in the form and manner prescribed by the Board, by December 15 of the year immediately preceding the year in which the Retainer Award otherwise would be paid, except that a Deferral Election with respect to a prorated Retainer Award shall be filed at such time following election or appointment as the Board shall determine. If a Non-Employee Director makes a Deferral Election, 600 (1,000 beginning in
1997)phantom stock units ("Phantom Stock Units") shall be credited to an account maintained for the director. Each Phantom Stock Unit shall be equivalent in value to a share of Common Stock. Upon payment of a dividend on the Corporation's Common Stock, the Non-Employee Director's account shall be credited with additional Phantom Stock Units equal to the quotient obtained by dividing (i) the amount of the dividend the Corporation would have paid to the director as if the director had been the record owner of the shares of Common Stock covered by the Phantom Stock Units in the director's account on the record date for the payment of the dividend by (ii) the fair market value of the Common Stock on the dividend payment date. Upon the Non-Employee Director's termination of Board service for any reason, the Non-Employee Director shall receive payment in shares of the Corporation's Common Stock equal to the number of whole Phantom Stock Units credited to his account, plus cash in an amount equal to the fair market value of any fractional Phantom Stock Unit interests. The Phantom Stock Units credited to the account of a Non-Employee Director shall become immediately payable, in the manner described in the preceding sentence, upon the occurrence of a Change in Control.

          7.  Grants to Chairman. If the Chairman of the Board ("Chairman") is a
              ------------------
Non-Employee Director who receives annual cash compensation for his or her services as Chairman, the Chairman may elect each year to receive shares of Common Stock or Options in lieu of all or a portion of such annual cash compensation by filing an election, in the form and manner prescribed by the Board, prior to the date on which such shares of Common Stock or Options are granted pursuant to this Section 7. Such election shall specify the amount of the Chairman's annual cash compensation which he or she elects to receive in shares of Common Stock or Options, as the case may be. The number of shares of Common Stock to be granted pursuant to an election to receive an amount of annual cash compensation in shares shall be determined by dividing such amount by the fair market value of the Common Stock on the date of grant. The number of Options to be granted pursuant to an election to receive an amount of annual cash compensation in Options shall be determined by dividing such amount by the fair market value of the Common Stock on the date of grant and multiplying the resulting quotient by three (3). The number of shares of Common Stock or Options so determined pursuant to the Chairman's election shall be granted to the Chairman on the date of the Annual Meeting of Shareholders for the year in which the election is made, provided that in the event the Chairman is first elected to such position on a date other than the date of the Annual Meeting of Shareholders and makes an election pursuant to this Section 7, the date of grant shall be as soon as practicable after such election and the number of shares of Common Stock or Options to be granted pursuant to the election shall be determined by using the fair market value of the Common Stock on the date of the Chairman's election. The terms of any Options granted pursuant to this

Section 7 shall be governed by Sections 4(c) through (e) and 5, except that each such option shall expire ten years from the date that it is granted and shall become exercisable for 50% of the shares of Common Stock covered by the Option after the expiration of six months following the date of grant and for 100% of the shares covered by the Option after the expiration of one year following the date of grant.

          8.  Adjustment Upon Changes in Capitalization. If there is a change in
              -----------------------------------------
the number or kind of outstanding shares of the Corporation's stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or if there is a distribution to shareholders of the Corporation's Common Stock other than a cash dividend, appropriate adjustments shall be made by the Board to the number of shares covered by the automatic Option grants provided for in Section 4(b) and by any outstanding Options; the purchase price for shares of Common Stock covered by outstanding Options; the number of shares covered by the automatic Retainer Award grants provided for in Section 6(a) and by any outstanding Phantom Stock Units; and other relevant provisions, to the extent that the Board, in its sole discretion, determines that such change makes such adjustments necessary or equitable.

          9.  Tax Withholding. Any exercise of an Option or payment of a
              ---------------
Retainer Award pursuant to the Plan shall be subject to withholding of income tax, FICA tax or other taxes to the extent the Corporation is required to make such withholding.

          10. Laws and Regulations. The Plan, the grant and exercise of Options,
              --------------------
the grant and deferral of Retainer Awards, and the obligation of the Corporation to sell or deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations and rules.

          11. Termination and Amendment of the Plan.  The Board may at any time
              -------------------------------------
terminate the Plan or may at any time or times amend the Plan or amend any outstanding Options or Phantom Stock Units for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law, provided that:

                    (i) no amendment of any outstanding Options or Phantom Stock
              Units shall contain terms or conditions inconsistent with the provisions of the Plan as determined by the Board; and

                    (ii) except as provided in Section 8, no such amendment
              shall, without the approval of the shareholders of the
              Corporation: (a) increase the number of shares of Common Stock for which each Option or Retainer Award may be granted under the Plan;
              (b) increase the frequency of Option or Retainer Award grants; (c) reduce the price at which Options may be granted or exercised below the price provided for in Section 4(d); (d) extend the period during which any outstanding Option may be exercised; (e) shorten the exercise timing as provided for in Section 5(a) or
              Section 7; (f) materially increase in any other way the benefits accruing to Non-Employee Directors; (g) expand Plan eligibility beyond Non-Employee Directors; or (h) disqualify a Non-Employee Director from being a "disinterested" administrator, as defined for the purposes of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, of any other stock-based plan of the Corporation.

          12. Effective Date.  The Plan shall become effective upon approval by
              --------------
the Board; provided, however, that the Plan shall be submitted to the shareholders of the Corporation for approval, and if not approved by the shareholders within one year from the date of approval by the Board shall be of no force and effect. Options granted under the Plan before approval of the Plan by the shareholders shall be granted subject to such approval and shall not be exercisable before such approval.

                                       11